                   NAME AND PRINCIPAL OCCUPATION                       AGE      DIRECTOR SINCE
-------------------------------------------------------------------    ---     ----------------
Directors Whose Terms Expire in 1997:
John T. Roberts....................................................    37      July 1, 1993
     Mr. Roberts is Chief Financial Officer and Treasurer of Quest
     Environmental Resources Corporation, a distributor of
     environmental safety products. He practiced law with a private law firm until September 1989, at which time he became a
     private investor. He assumed his present position in February
     1991. Mr. Roberts is a member of the Compensation Committee.
Richard O. Ryan....................................................    53      June 15, 1988
     Mr. Ryan is President and Chief Operating Officer of the
     Company. Mr. Ryan is a member of the Executive Committee.
Directors Whose Terms Expire in 1998:
H. Blair White.....................................................    68      August 29, 1988
     Mr. White is Of Counsel to Sidley & Austin, a law firm that provides legal services to the Company. He is a director of
     R.R. Donnelley & Sons Company. Mr. White is Chairman of the
     Compensation Committee and of the Executive Committee.
Bruce P. Bickner...................................................    52      June 15, 1988
     Mr. Bickner is Chairman and Chief Executive Officer of the
     Company. Mr. Bickner was Chairman of the Board and Chief
     Executive Officer of DEKALB Energy Company until November
     1992. He is a director of Castle BancGroup, Inc. Mr. Bickner is a member of the Executive Committee.
Dr. Charles Arntzen................................................    54      August 1, 1990
     Dr. Arntzen is President and Chief Executive Officer of the
     Boyce Thompson Institute for Plant Research, Inc. He was
     Manager, Plant Biotechnology Program, Institute of Biosciences
     and Technology of Texas A & M University until he assumed his present position in August 1995. He was deputy Chancellor for
     Agriculture and Dean of the College of Agriculture and Life
     Sciences of Texas A & M University until January 1992. He also serves on the University of Chicago's Board of Governors for the Argonne National Laboratory. Dr. Arntzen is Chairman of
     the Audit Committee.

                       BOARD OF DIRECTORS AND COMMITTEES

     The business of the Company is managed by or under the direction of the Board of Directors. The Board has established several committees whose principal functions are briefly described below. During fiscal 1995, the Board of Directors held five meetings. All of the directors attended at least 75 percent of the meetings of the Board and the Committees on which they served during the year except for H. Blair White, who attended ten of the fourteen meetings of the Board of Directors and of the applicable Audit, Compensation and Executive Committee meetings held during fiscal 1995. Directors who are not employees of the Company are paid $14,000 annually, plus $1,000 per day for attending meetings of the Board of Directors, meetings of the committees of the Board of Directors or for attending other meetings at the request of the Company, plus expenses for attending meetings. An additional fee of $1,000 per year is paid to each of the Chairmen of the Executive, Compensation and Audit Committees.

     Pursuant to the DEKALB Genetics Corporation Director Stock Option Plan (the "Director Plan"), directors who are not officers or employees of the Company may elect to receive options to purchase shares of Class A Common Stock of the Company in lieu of cash compensation ("Director Options"). The number of shares of Class A Common Stock subject to each Director Option shall be equal to the nearest number of whole shares determined by dividing the amount of the Annual Retainer and Meeting Fees by 25 percent of the Fair Market Value (as defined below) of a share of Class A Common Stock on the date of the annual meeting of stockholders of the Company. For purposes of the Director Plan, the "Annual Retainer" is equal to the amount the director will be entitled to receive for serving as a director in the relevant year and the "Meeting Fees" are equal to the amounts the director will be entitled to receive for attendance at all regularly scheduled meetings of the Board of Directors or any committee of the Board of Directors of which he is a member in the relevant year. If a director does not attend such a Board of Directors or committee meeting (including non-attendance because any meeting was not held), the director will forfeit that portion of the Director Options related to the Meeting Fees for that meeting. The per share exercise price of the Class A Common Stock subject to each Director Option will be 75 percent of the Fair Market Value of a share of Class A Common Stock on the date prior to the date each Director Option was granted. Under the Director Plan, the "Fair Market Value" of a share of Class A Common Stock is the last price per share at which a share of the Company's Class B Common Stock is sold in the regular way on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the day prior to the day each Director Option is granted, or, in the absence of any reported sales on such day, the first preceding day on which there were such sales.

     The Executive Committee is authorized to act in lieu of the Board between meetings of the Board and recommends to the Board nominees for the Board. The Executive Committee will consider suggestions for Board nominees by shareholders if such suggestions are received in writing by the Secretary of the Company on or before May 31 of each year. The Executive Committee held five meetings during fiscal 1995.

     The Audit Committee reviews periodically with independent auditors the performance of the services for which such auditors are engaged, including reviewing the scope of the annual audit and its results, reviewing the adequacy of the Company's internal accounting controls with management and auditors, and reviewing fees charged by the Company's independent auditors. The Audit Committee held three meetings during fiscal 1995.

     The Compensation Committee reviews and recommends to the Board of Directors compensation to be paid to senior officers of the Company. During fiscal 1995, the Compensation Committee held three meetings. Certain members of the Board of Directors serve, along with officers of the Company, on committees administering various employee benefit plans of the Company.

                     APPROVAL OF PROPOSED AMENDMENT TO THE
              DEKALB GENETICS CORPORATION LONG-TERM INCENTIVE PLAN

     As described elsewhere in this Proxy Statement, the Company has a Long-Term Incentive Plan (the "LTIP") that provides for, among other things, the grant to eligible officers and other key employees of options ("Options") to purchase Class A or Class B Common Stock (collectively, "Common Stock") of the Company, stock appreciation rights ("SARs") and shares of restricted Common Stock ("Restricted Stock"). Holders of shares of Class A Common Stock are being asked to approve a proposed amendment (the "Amendment") to the LTIP which would increase the number of shares of Common Stock available for grant under the LTIP (the "Increased Share Authorization"), place a limit on the number of shares which may be subject to outstanding grants under the LTIP from time to time (the "Outstanding Grant Limit"), and place a limit on the number of shares of Common Stock subject to awards under the LTIP that can be granted to any participant during any year (the "Participant Limit").

     A copy of the Amendment is attached to this Proxy Statement as Exhibit A and the description of the Amendment is qualified in its entirety by reference to the full text of Exhibit A.

BACKGROUND

     Increased Share Authorization and Outstanding Grant Limit. The LTIP currently provides that the number of shares of Common Stock which may be issued and sold or granted under the LTIP shall be the

     The Outstanding Grant Limit and the Participant Limit are further limitations on the current terms of the LTIP and do not add benefits or compensation currently available for awards under the LTIP.

VOTE REQUIRED AND RECOMMENDATION

     Each holder of shares of Class A Common Stock will be entitled to cast one vote for each such share held of record on the record date. Approval of the Amendment requires the affirmative vote of at least a majority of the shares of Class A Common Stock of the Company present (in person or by proxy) and entitled to vote at the meeting. Consequently, shares which are voted to abstain from voting on the approval of the Amendment will have the legal effect of a vote against approval of the Amendment and shares which are not voted with respect to the approval of the Amendment (including broker non-votes) will not affect the approval of the Amendment.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth as of November 30, 1995 the beneficial ownership of the Class A and Class B Common Stock of the Company (including shares as to which a right to acquire ownership exists (e.g., through the exercise of stock options) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934) of each director and nominee, each Named Executive Officer (as defined below) and all directors and executive officers as a group:

                                                             NUMBER OF SHARES OF COMMON STOCK
                                                            OWNED BENEFICIALLY AND PERCENTAGES
                                                           OF CLASS OUTSTANDING ON NOVEMBER 30,
                                                                        1995(1)(2)
                                                        -------------------------------------------
                                                        CLASS A        %         CLASS B        %
                                                        -------      ------      -------      -----
Charles J. Arntzen(3)................................     4,362        .562           --         --
Allan Aves(4)........................................    12,634       1.611           --         --
Bruce P. Bickner(5)..................................    53,548       6.506           --         --
Richard T. Crowder(6)................................     1,667        .216           --         --
Tod R. Hamachek(7)...................................     9,640       1.234           --         --
Paul H. Hatfield(8)..................................     8,678       1.112           --         --
Virginia Roberts Holt(9)(10).........................   136,470      17.681       10,168       .230
Thomas R. Rauman(11).................................     4,634        .597          100       .002
Douglas C. Roberts(10)(12)...........................   136,954      17.690       14,021       .317
John T. Roberts(10)(13)..............................   141,617      18.222        9,500       .215
Richard O. Ryan(14)..................................    24,464       3.078        4,150       .094
H. Blair White(15)...................................    19,051       2.426           --         --
John H. Witmer, Jr.(16)..............................    19,600       2.478           --         --
All of the above and all other executive officers as
  a group (17 persons)(17)...........................   589,041      62.473       37,989       .859

---------------
 (1) Unless otherwise noted, the named individual has sole voting and investment power with respect to the shares of Class A (voting) Common Stock and sole investment power with respect to the shares of Class B (non-voting) Common Stock listed.

 (2) The Securities and Exchange Commission defines the beneficial owner of a security as including any person who has sole or shared voting or investment power with respect to such security.

 (3) Includes 4,362 shares of Class A Common Stock subject to options which may be acquired on or prior to January 29, 1996.

 (4) Includes 12,484 shares of Class A Common Stock subject to options which may be acquired on or prior to January 29, 1996.

 (5) Includes 51,250 shares of Class A Common Stock subject to options which may be acquired on or prior to January 29, 1996.

 (6) Includes 1,667 shares of Class A Common Stock subject to an option which may be acquired on or prior to January 29, 1996.

 (7) Includes 9,640 shares of Class A Common Stock subject to options which may be acquired on or prior to January 29, 1996.

 (8) Includes 8,678 shares of Class A Common Stock subject to options which may be acquired on or prior to January 29, 1996.

 (9) Includes 17,598 shares of Class A Common Stock and 2,800 shares of Class B Common Stock held in trusts for the benefit of the children of Virginia Roberts Holt of which she or her spouse is the trustee. Includes 700 shares of Class B Common Stock held by her spouse.

(10) Douglas C. Roberts, John T. Roberts and Virginia Roberts Holt are brothers and sister.

(11) Includes 4,634 shares of Class A Common Stock subject to options which may be acquired on or prior to January 29, 1996.

(12) Includes 22,618 shares of Class A Common Stock held in trusts for the benefit of the children of Douglas C. Roberts of which he or his spouse is the trustee. Includes 2,367 shares of Class A Common Stock subject to options which may be acquired on or prior to January 29, 1996.

(13) Includes 18,699 shares of Class A Common Stock and 2,100 shares of Class B Common Stock held in trusts for the benefit of the children of John T. Roberts of which he or his spouse is the trustee. Includes 700 shares of Class B Common Stock held by his spouse. Includes 5,337 shares of Class A Common Stock subject to options which may be acquired on or prior to January 29, 1996.

(14) Includes 23,000 shares of Class A Common Stock subject to options which may be acquired on or prior to January 29, 1996.

(15) Includes 600 shares of Class A Common Stock as to which investment power is shared. Includes 13,411 shares of Class A Common Stock subject to options which may be acquired on or prior to January 29, 1996.

(16) Includes 19,100 shares of Class A Common Stock subject to options which may be acquired on or prior to January 29, 1996.

(17) Includes 171,041 shares of Class A Common Stock subject to options which may be acquired on or before January 29, 1996.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long term compensation paid by the Company and its subsidiaries for the fiscal years indicated to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, serving at the end of fiscal 1995 (the "Named Executive Officers"):

                                                                                       LONG TERM
                                             ANNUAL COMPENSATION                      COMPENSATION
                                    -------------------------------------   --------------------------------
                                                                                   AWARDS           PAYOUTS
         NAME AND                                                           ----------------------  -------
    PRINCIPAL POSITION                                     OTHER ANNUAL      NUMBER OF SECURITIES     LTIP        ALL OTHER
    AT AUGUST 31, 1995       YEAR    SALARY     BONUS     COMPENSATION(1)   UNDERLYING OPTIONS(2)    PAYOUTS   COMPENSATION(3)
---------------------------  ----   --------   --------   ---------------   ----------------------   -------   ---------------
Bruce P. Bickner...........  1995   $285,016   $225,000       $20,389                3,750             $ 0         $28,277
Chairman and Chief           1994    269,992     55,800        14,782                    0               0          17,300
  Executive Officer          1993    266,539          0        18,093                    0               0           9,925

Richard O. Ryan............  1995    231,369    119,250         7,952                6,000               0          16,860
President and Chief          1994    196,969     41,850         6,765                    0               0           7,631
  Operating Officer          1993    214,308          0         8,149                    0               0           6,922

Richard T. Crowder.........  1995    171,514     52,400             0                5,000               0          94,893
Senior Vice President,       1994         --         --            --                   --              --              --
  International(4)           1993         --         --            --                   --              --              --

John H. Witmer, Jr.........  1995    164,885     43,000           331                    0               0          14,135
Senior Vice President        1994    144,723     39,825         1,089                    0               0           6,054
  and General Counsel        1993    133,323      6,550             0                    0               0           4,290

Thomas R. Rauman...........  1995    153,093     33,500         6,472                4,500               0          10,623
Vice President, Finance      1994    116,185     20,000        17,797                2,000               0          21,451
  and CFO(5)                 1993     78,769      5,000             0                1,700               0           2,572

---------------

(1) Other Annual Compensation for fiscal 1995 arose from the following sources:
    Taxable income for executive car participants (Mr. Bickner -- $6,428, Mr. Ryan -- $7,637, Mr. Rauman -- $6,472); Personal use of company airplane (Mr. Bickner -- $11,989, Mr. Ryan -- $315, Mr. Witmer -- $331) (pursuant to Compensation Committee guidelines); reimbursement to Mr. Bickner for income taxes related to benefit plan of $1,972.

(2) No restricted stock or stock appreciation rights (SARs) were awarded to the Named Executive Officers during fiscal 1993, 1994 and 1995.

(3) All Other Compensation for fiscal 1995 arose from the following sources:
    Company contributions to the Company's Deferred Compensation Plan (Mr. Bickner -- $11,449, Mr. Ryan -- $7,393, Mr. Crowder -- $2,713, Mr. Witmer --
    $4,783, Mr. Rauman -- $1,385); Company contributions to the Company's Savings and Investment Plan (Mr. Bickner -- $9,000, Mr. Ryan -- $9,000, Mr. Crowder -- $9,000, Mr. Witmer -- $9,000, Mr. Rauman -- $9,000); and
    Reimbursement for life insurance premiums (Mr. Bickner -- $7,828, Mr. Ryan -- $467, Mr. Crowder -- $197, Mr. Witmer -- $352 and Mr. Rauman -- $238);
    and Company payment to Mr. Crowder of $25,000 for relocation and $57,983 as reimbursement for benefits lost at his previous employer.

(4) Mr. Crowder's employment with the Company began October 26, 1994.

(5) Mr. Rauman's employment with the Company began January 1, 1993.

                        OPTION GRANTS DURING FISCAL 1995

     The following table sets forth the number of shares of Class A Common Stock that were granted subject to options during fiscal 1995 to each Named Executive Officer receiving such a grant:

                                                        INDIVIDUAL GRANTS
                                -----------------------------------------------------------------
                                                        PERCENTAGE OF
                                                         TOTAL SHARES
                                NUMBER OF SECURITIES      GRANTED TO      EXERCISE
                                 UNDERLYING OPTIONS       EMPLOYEES       PRICE PER    EXPIRATION       GRANT DATE
            NAME                     GRANTED(1)         IN FISCAL 1995      SHARE         DATE       PRESENT VALUE(2)
-----------------------------   --------------------    --------------    ---------    ----------    ----------------
Bruce P. Bickner.............           3,750                6.49%         $ 27.00       01/16/05        $ 45,225
Richard O. Ryan..............           6,000               10.39%         $ 27.00       01/16/05          72,360
Richard T. Crowder...........           5,000                8.66%         $ 29.75       10/25/04          69,450
Thomas R. Rauman.............           4,500                7.79%         $ 27.00       01/16/05          54,270

---------------
(1) These options to purchase Class A Common Stock of the Company were granted under the Company's Long-Term Incentive Plan (LTIP) at an exercise price of 100 percent of fair market value on the date of grant. The options are exercisable over a period of not more than ten years from the date of grant. The stock option grants to Messrs. Bickner, Ryan and Rauman were made effective January 17, 1995. Vesting is over a three-year period from the date of grant, with one-third of the options vesting on January 17, 1996, one-third vesting on January 17, 1997 and the final one-third vesting on January 17, 1998. Mr. Crowder's stock option grant was made effective October 26, 1994. Vesting is also over a three-year period with one-third of the options vesting on October 26, 1995, one-third vesting on October 26, 1996 and the final one-third vesting on October 26, 1997.

(2) Grant date present value is based on a Black-Scholes option pricing model adapted for use in valuing executive stock options. In calculating the grant present values set forth in the table, a factor of 40% has been assigned to the volatility of the common stock, the annual dividend assumption is $0.80 per share, the interest rate has been fixed at 8.00% and the exercise of options has been assumed to occur at the end of the actual option term of ten years. There is no assurance that these assumptions will prove to be true in the future. Consequently, the actual value, if any, an executive may realize will depend on the common stock price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

               AGGREGATED OPTION EXERCISES DURING FISCAL 1995 AND
                       FISCAL 1995 YEAR-END OPTION VALUES

     The following table sets forth the number of shares of Class A and Class B Common Stock that were purchased pursuant to options exercised, and the number and value of shares subject to unexercised options at August 31, 1995, for each of the Named Executive Officers:

                                                              NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED               IN-THE-MONEY
                                                                OPTIONS HELD AT                    OPTIONS AT
                              SHARES                           AUGUST 31, 1995(2)            AUGUST 31, 1995(1)(3)
                             ACQUIRED         VALUE       ----------------------------    ----------------------------
          NAME              ON EXERCISE    REALIZED(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-------------------------   -----------    -----------    -----------    -------------    -----------    -------------
Bruce P. Bickner.........       -0-            -0-           50,000          3,750        $ 1,293,398       $48,281
Richard O. Ryan..........       -0-            -0-           21,000          6,000        $   520,285       $77,250
Richard T. Crowder.......       -0-            -0-              -0-          5,000        $       -0-       $50,625
John H. Witmer, Jr. .....       -0-            -0-           19,100            -0-        $   485,012       $   -0-
Thomas R. Rauman.........       -0-            -0-            1,866          6,434        $    23,591       $82,071

---------------
(1) Market value of underlying securities at exercise or year-end, minus the exercise price.

(2) No employee of the Company holds any SARs relating to Class A or Class B Common Stock.

(3) Assumed August 31, 1995 fair market value of $39.875 per share of Class B Common Stock.

                LONG-TERM INCENTIVE -- AWARDS DURING FISCAL 1995

     The following table sets forth the long-term incentive awards made during fiscal 1995 to each Named Executive Officer receiving such an award:

                                                                             ESTIMATED FUTURE PAYOUTS UNDER
                                            NUMBER OF        PERFORMANCE       NON-STOCK PRICE BASED PLANS
                                        PERFORMANCE UNITS    PERIOD UNTIL    -------------------------------
                NAME                       AWARDED(1)         MATURATION     THRESHOLD    TARGET     MAXIMUM
            ------------                -----------------    ------------    ---------    -------    -------
Bruce P. Bickner.....................         53,600           08/31/97         -0-       $53,600    $93,800
Richard O. Ryan......................         32,000           08/31/97         -0-       $32,000    $56,000
Richard T. Crowder...................         10,000           08/31/97         -0-       $10,000    $17,500
John H. Witmer, Jr...................         13,600           08/31/97         -0-       $13,600    $23,800
Thomas R. Rauman.....................         16,000           08/31/97         -0-       $16,000    $28,000

---------------
(1) These awards are performance units covering the performance during the 1995, 1996 and 1997 fiscal years. The targeted value of each performance unit is $1.00 with a maximum payout of $1.75 per unit. The performance units vest over a three-year period with one-third vesting at the end of the first year, one-third vesting at the end of the second year and the final third vesting at the end of the third year. For all Named Executive Officers, the payment is based on earnings per share for fiscal year 1997.

           ESTIMATED ANNUAL RETIREMENT BENEFITS FOR YEARS OF SERVICE

     The following table sets forth the estimated annual retirement benefits payable upon retirement pursuant to the Company's retirement plans for the indicated levels of remuneration and years of service for each Named Executive
Officer:

   FINAL                                              YEARS OF SERVICE
   AVERAGE                        --------------------------------------------------------
COMPENSATION                         10          15          20          25          30
------------                      --------    --------    --------    --------    --------
  $150,000......................   $ 30,000    $ 45,000    $ 60,000    $ 75,000    $ 90,000
   175,000......................     35,000      52,500      70,000      87,500     105,000
   200,000......................     40,000      60,000      80,000     100,000     120,000
   225,000......................     45,000      67,500      90,000     112,500     135,000
   250,000......................     50,000      75,000     100,000     125,000     150,000
   275,000......................     55,000      82,500     110,000     137,500     165,000
   300,000......................     60,000      90,000     120,000     150,500     180,000
   325,000......................     65,000      97,500     130,000     162,500     195,000
   350,000......................     70,000     105,000     140,000     175,000     210,000
   375,000......................     75,000     112,500     150,000     187,500     225,000
   400,000......................     80,000     120,000     160,000     200,000     240,000
   425,000......................     85,000     127,500     170,000     212,500     255,000
   450,000......................     90,000     135,000     180,000     225,000     270,000
   475,000......................     95,000     142,500     190,000     237,500     285,000
   500,000......................    100,000     150,000     200,000     250,000     300,000

     The defined benefit plan for executives is based upon the average annualized salary (consisting of salary and bonus) of the last 36 consecutive months prior to October 1, 1993, at which time the pension plan was suspended. Compensation earned after that date and future service shall not be included when calculating pension benefits. At October 1, 1993, average annualized salary for each of the Named Executive Officers who are eligible to participate is as follows: Bruce P. Bickner -- $380,590; Richard O. Ryan -- $250,452; John H. Witmer, Jr. -- $227,836; Thomas R. Rauman -- $128,782.

     The credited years of service for each of the Named Executive Officers is:

            Bruce P. Bickner...............................................    18
            Richard O. Ryan................................................    14
            John H. Witmer, Jr.............................................    15
            Thomas R. Rauman...............................................    23

     Richard T. Crowder is not eligible to participate in the pension plans.

     The benefits are calculated by determining the average annualized earnings of the applicable 36 months and multiplying this by the number of years of service times two percent. These benefits will be reduced by social security benefits, qualified pension plan benefits and benefits from a profit sharing plan previously provided by the Company. The benefit table assumes that the participant will retire at age 65. If not, the benefit will be reduced by three percent for every year retirement takes place before age 65.

                             EMPLOYMENT AGREEMENTS

     The Company has entered into written employment agreements with all of the Named Executive Officers. Each employment agreement provides for a one-year term and is subject to successive one-year extensions unless notice of termination is given. The employment agreements provide for the following base salaries for fiscal 1996 to be paid to the executive officers: Mr. Bickner ($295,000), Mr. Ryan ($240,000), Mr. Crowder ($215,000), Mr. Witmer ($165,000) and Mr. Rauman
($160,000). Those executive officers will have Company performance-related bonus opportunities which have been set for a target bonus of $225,000; $155,000; $85,000; $53,000 and $60,000 respectively, which could be exceeded if performance merits. Each employment agreement provides that if the executive is terminated prior to the expiration of the term of the agreement such executive officer will also be entitled to termination pay equal to 24 months' base salary and target bonus in the case of Messrs. Bickner and Ryan, 12 months' base salary and target bonus in the case of Mr. Crowder and 12 months' base salary in the case of Messrs. Witmer and Rauman. Messrs. Bickner, Ryan, and Crowder are subject to noncompete limitations for periods of time equaling the length of their termination pay.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

     With input on competitive and recommended practices from external independent consultants, the Compensation Committee of the Board of Directors has overseen the development and implementation of Company compensation programs which seek to enhance Company profitability and shareholder value. The Company's objective is to closely align the senior managers' financial interests with those of the Company's shareholders. The Company subscribes to a total compensation theory in which base salary, annual bonus, benefits, perquisites and long-term incentives as components of the compensation package are considered individually and in total. The Company considers three factors in determining the levels and proportions of these compensation components for executive managers.

     The most important element is the Company's past and expected financial performance and whether bonus payments are consistent with shareholder return. Primary factors in determining shareholder return are net earnings and the accomplishment of specific strategic objectives that will enhance earnings and asset return. These specific strategic objectives include goals such as market share gains, new product development, strategic plan development and marketing plan accomplishment.

     Secondly, consideration is given to the competitive practice of like-sized companies and similar industries for paying positions with equivalent responsibilities. The Company uses both a seed industry survey and general industry surveys in determining external pay levels. The seed industry survey is conducted by the American Seed Trade Association ("ASTA") and covers pay practices of 22 competitive seed companies.